AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the ____ day of April, 2005, by and among Cycle Country Accessories Corp., a Nevada corporation (the "Purchaser"), its wholly owned Cycle Country Accessories Corporation, an Iowa corporation ("Subsidiary Corp."), Simonsen Iron Works, Inc., an Iowa corporation ("Simonsen"), and Simonsen's stockholders listed on the signature page attached hereto (the "Stockholders").

                                 RECITALS

A.	The boards of directors of Purchaser, Subsidiary Corp., and
Simonsen have each determined that the transactions described in this agreement are in their and their shareholders' respective best interests and, accordingly, have agreed to effect the merger provided for in this agreement upon the terms and subject to the conditions set forth in this agreement; and
B.	This agreement provides for the merger (the "Merger") of
Simonsen with and into Subsidiary Corp. so that Subsidiary Corp. will be the surviving entity, and for the Stockholders to receive cash and shares of common stock of Purchaser in exchange for their shares of capital stock of Simonsen, and that, as a result, the Stockholders shall become stockholders of Purchaser, and Subsidiary Corp. shall continue to conduct the business and operations formally conducted by Simonsen as a wholly-owned subsidiary of Purchaser; and
C.	Purchaser, Subsidiary Corp., Simonsen and the Stockholders
desire to make certain representations, warranties and agreements in connection with the Merger; and
D.	The parties intend that the Merger shall qualify as a
reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").
NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

"Applicable Law" or "Applicable Laws" means any statute, law, ordinance, decree, order, rule, regulation, franchise, permit or license of any Governmental Body.
"Average Closing Price" means the average of the closing prices for Purchaser Shares as reported by the American Stock Exchange for each of the 30 consecutive trading days beginning on the 31st calendar day after the Closing Date and ending on the 30th trading day thereafter ("Pricing Period").
"Cash Consideration" means the $7,000,000 cash consideration to be paid by Purchaser to the Stockholders pursuant to this Agreement.
When referring to an individual Stockholder, "Cash Consideration" means the pro-rata portion of the $7,000,000 such Stockholder shall be entitled to receive at the Closing.
"Code" means the Internal Revenue Code of 1986, as amended.
"Closing" has the meaning set forth in Section 2.2(a).
"Closing Date" has the meaning set forth in Section 2.2(a).
"Effective Date" has the meaning set forth in Section 2.2(b). "Effective Time" has the meaning set forth in Section 2.2(b).


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"Environmental Laws" has the meaning set forth in Section 3.17.
"Encumbrance" means any mortgage, lien, interests, right-of-way, claim, pledge, option, restriction, security interest, contingent or conditional sale, or other similar claim against title.
"Exchange Act" means the Security Exchange Act of 1934, as amended. "Governmental Body" means any nation, province, state, county, city, town, village, district, watershed district, or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department and court or other tribunal); and/or any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
"IBCA" means the Iowa Business Corporation Act.
"Iowa Secretary" has the meaning set forth in Section 2.2(b).
"Material Adverse Effect" means, in connection with any entity, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations, or prospects of such entity.
"Merger" means the merger of Simonsen with and into Subsidiary Corp.
as contemplated by this Agreement.
"Pricing Period" means 30 consecutive trading days beginning on the 31st calendar day after the Closing Date and ending on the 30th trading day thereafter.
"Permitted Encumbrances" means municipal zoning ordinances, public easements and general real estate taxes and installments of special assessments payable in the year of Closing.
"Purchaser" means Cycle Country Accessories Corp., a Nevada
corporation.
"Purchaser SEC Filings" has the meaning set forth in Section 5.7(a). "Purchaser Shares" means Purchaser's issued and outstanding common stock.
"Real Property" means land, buildings and improvements.
"Registration Rights Agreement" means the Registration Rights
Agreement attached hereto as Exhibit C.
"Securities Act" means the Securities Act of 1933, as amended. "Simonsen" means Simonsen Iron Works, Inc., an Iowa corporation. "Simonsen Certificates" means the share certificates that evidence Stockholder's ownership interests in the Simonsen Shares.
"Simonsen Shares" means the issued and outstanding common stock of
Simonsen.
"Stock Consideration" means the newly issued Purchaser Shares that will be paid to each of the Stockholders at the Closing upon conversion of their Simonsen Shares as further described in Section 2.6(c). The total Stock Consideration to be paid all the Stockholders
equals that number of Purchaser Shares equal to the greater of:   (i)
$8,000,000 divided by the Average Closing Price, or (ii) $8,000,000 divided by $6.65. When referring to an individual Stockholder, "Stock Consideration" means the Purchaser Shares that such Stockholder will be receiving at the Closing.
"Stockholders" means the shareholders of Simonsen listed on Exhibit B hereto.
"Subsidiary Corp." means Cycle Country Accessories Corporation, Purchaser's wholly owned subsidiary, an Iowa corporation, into which Simonsen will be merged.


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"Surviving Corporation" means, after the Effective Time, Subsidiary
Corp., i.e., Cycle Country Accessories Corporation.
"Taxes" has the meaning set forth in Section 3.20(a).
SECTION 2.  THE MERGER

2.1	The Merger

(a)	Upon the terms and subject to the conditions hereof and in
accordance with the Iowa Business Corporation Act "IBCA," Simonsen shall be merged with and into Subsidiary Corp. at the Effective Time of the Merger. Following the Merger, the separate corporate existence of Simonsen shall cease and Subsidiary Corp. shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Simonsen in accordance with the IBCA.

(b)	The Merger shall have the effects set forth herein and in
Section 490.1107 of the IBCA. If at any time after the Effective Time, Subsidiary Corp. as the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Simonsen and Subsidiary Corp., the Surviving Corporation and its proper officers and directors, in the name and on behalf of Simonsen and Subsidiary Corp., shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Simonsen and Subsidiary Corp. or otherwise to take any and all such action.

(c)	Except as otherwise required by the IRS pursuant to a
determination (as defined in Section 1313 of the Code) or otherwise, or by applicable law, the Parties shall not take a position on any Tax Returns inconsistent with the treatment of the Merger for Tax purposes with respect to the Corporations as a reorganization within the meaning of Section 368(a)(2)(D) of the Code.

2.2	Closing; Effective Date and Time

(a)	Closing.  Subject to the terms and conditions of this
Agreement, the consummation of the Merger (the "Closing") shall take place at the offices of the Purchaser, 2188 Highway 86, Milford, Iowa, on the 30th day of April, 2005, or such other date upon which the Purchaser and the Stockholders may mutually agree in writing (the "Closing Date").

(b)	Effective Date and Time.  On the Closing Date and subject to the terms and conditions hereof, articles of merger substantially in the form of Exhibit A (the "Articles of Merger") complying with the applicable provisions of the IBCA and in such form and executed in such manner as required by the Secretary of State of the State of Iowa (the "Iowa Secretary") shall be filed with the Iowa Secretary.
 The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") that the Articles of Merger shall have been accepted for filing by the Iowa Secretary, or at such other time as may be specified in the Articles of Merger as filed. If the Iowa Secretary requires any changes in the Articles of Merger as a condition to the filing of the Articles of Merger or the issuance of a certificate to the effect that the Merger is effective, the parties will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.3	Articles of Incorporation of the Surviving Corporation
At the Effective Time, the articles of incorporation of Subsidiary
Corp. as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation. Thereafter, the articles of incorporation may be amended or repealed in accordance with their terms and as provided by Law.


2.4	Bylaws of the Surviving Corporation
At the Effective Time, the bylaws of Subsidiary Corp. as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation. Thereafter, the bylaws may be amended or repealed in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Applicable Law.

2.5	Directors and Officers
At the Effective Time, the directors and officers of Subsidiary
Corp. shall continue in office as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the articles of incorporation and bylaws of the Surviving Corporation.

2.6	Conversion of Shares
As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Subsidiary Corp., Simonsen or the
Stockholders:

(a)	Each share of common stock, par value $1.00 per share, of
Subsidiary Corp. that is issued and outstanding immediately prior to the Effective Time shall remain outstanding, unchanged by the reason of the Merger, as one fully paid and nonassessable share of common stock, par value $1.00 per share of the Surviving Corporation.

(b)	All shares of any class of capital stock of Simonsen held in the treasury of Simonsen immediately prior to the Effective Time, if any, shall be cancelled and extinguished as of the Effective Time, without any conversion thereof and no amount or other consideration shall be delivered or deliverable in exchange therefor.

(c)	The outstanding Simonsen Shares shall be converted into a
right to receive a pro-rata portion of: (i) the Cash Consideration, and (ii) the Stock Consideration. At the Closing, Purchaser shall pay to each of the Stockholders the Cash Consideration and Stock Consideration as follows:

(i)	David Bailey owns eleven (11) Simonsen Shares of the
forty (40) Simonsen Shares outstanding and will be paid at Closing: (1) One Million Nine Hundred Twenty-five
Thousand Dollars ($1,925,000.00) in Cash Consideration plus (2) Three hundred thirty thousand eight hundred twenty-seven (330,827) Purchaser Shares.

(ii)	Joan Bailey owns eleven (11) Simonsen Shares of the
forty (40) Simonsen Shares outstanding and will be paid at Closing: (1) One Million Nine Hundred Twenty-five
Thousand Dollars ($1,925,000.00) in Cash Consideration plus (2) Three hundred thirty thousand eight hundred twenty-seven (330,827) Purchaser Shares.

(iii)	Alan Bailey owns twelve (12) Simonsen Shares of the
forty (40) Simonsen Shares outstanding and will be paid at Closing: (1) Two Million One Hundred Thousand Dollars
($2,100,000.00) in Cash Consideration plus (2) Three hundred sixty thousand nine hundred three (360,903)
Purchaser Shares.

(iv)	Lisa Bailey owns six (6) Simonsen Shares of the forty
(40) Simonsen Shares outstanding and will be paid at
Closing: (1) One Million Fifty Thousand Dollars
($1,050,000.00) in Cash Consideration plus (2) One hundred eighty thousand four hundred fifty-one (180,451)
Purchaser Shares.

(d)	Purchaser shall deliver its calculation of the Average Closing
Price to each of the Stockholders within 3 business days following the last day of the Pricing Period. The Stockholders shall review such calculation and, in the event of any dispute concerning the calculation, the parties will promptly meet and attempt to resolve such dispute. If they fail to resolve such dispute prior to the 10th day following the end of the Pricing Period, the parties shall mutually agree upon an independent certified public accountant to calculate the Average Closing Price according to the terms set forth herein and such accountant's calculation shall be final and binding.

 If the Average Closing Price is equal to or greater than $6.65 per share, no additional Purchaser Shares will be issued to the Stockholders. If the Average Closing Price is less than $6.65 per share, Purchaser shall, on or before the 20th day following the end of the Pricing Period, deliver to each Stockholder the remaining Stock Consideration as follows:

(i)	David Bailey shall additionally receive that number of
shares of Common Stock of the Purchaser, par value
$0.001 (rounded in the aggregate to the nearest whole share) that is equal to $2,200,000.00 divided by the Average Closing Price, minus 330,827.

(ii)	Joan Bailey shall additionally receive that number of
shares of Common Stock of the Purchaser, par value
$0.001 (rounded in the aggregate to the nearest whole share) that is equal to $2,200,000.00 divided by the Average Closing Price, minus 330,827.

(iii)	Alan Bailey shall additionally receive that number of
shares of Common Stock of the Purchaser, par value
$0.001 (rounded in the aggregate to the nearest whole share) that is equal to $2,400,000.00 divided by the Average Closing Price, minus 360,903.

(iv)	Lisa Bailey shall additionally receive that number of
shares of Common Stock of the Purchaser, par value
$0.001 (rounded in the aggregate to the nearest whole share) that is equal to $1,200,000.00 divided by the Average Closing Price, minus 180,451.


(e)	When allocating the Cash Consideration and the Stock
Consideration to the Simonsen Shares that are to be converted hereunder, each Stockholder first shall allocate the Cash Consideration he or she receives hereunder to his or her Simonsen Shares on a first-in, first-out (FIFO) basis until such Cash Consideration is fully allocated, and the Stock Consideration shall then be allocated to the remaining Simonsen Shares held by such Stockholder. In the event that any allocation under this paragraph causes the Merger to not qualify as a "reorganization" under Section 368(a)(2)(D) of the IRC, such allocation shall be null and void and the Stockholders will be deemed to have allocated their Cash and Stock Consideration in a manner that causes the Merger to qualify as a "reorganization" under Section 368(a)(2)(D).

2.7	Issuance of Purchaser Shares; Exchange of Certificates

(a)	The Purchaser Shares that each Stockholder shall be entitled to receive pursuant to the Merger in exchange for Simonsen Shares shall be deemed to have been issued and outstanding at the Effective Time.

(b)	At the Closing, each Stockholder shall deliver to Purchaser
the Simonsen Certificates representing all of the Simonsen Shares owned by such Stockholder. Each Simonsen Certificate shall be duly endorsed for transfer by Stockholder or accompanied by stock powers or assignments in blank duly executed by such Stockholder. The failure by any Stockholder to comply with this Section 2.7(b) shall not affect the Closing or the effectiveness of the Merger.

(c)	Immediately following the Effective Time, Purchaser shall pay or deliver to each Stockholder who has fully complied with Section 2.7(b), one or more certificates representing the number of whole shares of Purchaser Shares into which the Simonsen Shares owned by such Stockholder shall have been converted pursuant to Section
2.6(c) and (d), (ii) the amount of Cash Consideration as specified in Section 2.6(c), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(e) with respect to Purchaser Shares. Any Stockholder who has not fully complied with Section 2.7(b) shall not be entitled to receive the certificates representing Purchaser Shares, until such Stockholder has so complied.

(d)	No fractional shares of Purchaser Shares and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger. The Stock Consideration due each Stockholder shall be rounded upward or downward to the nearest whole number.

(e)	The Stockholder will be entitled to dividends or other
distributions pertaining to the Purchaser Shares into which their Simonsen Shares have been converted pursuant to Section 2.6 that become payable to persons who are holders of record of Purchaser Shares as of a record date on or after the Effective Date, but only after they have surrendered their Simonsen Certificates. The Stockholders will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Date to persons who were holders of record of Purchaser Shares as of a record date that is prior to the Effective Date.

(f)	In the event that any Simonsen Certificates shall have been
lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder claiming such certificate to be lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificate the shares of Purchaser Shares that such Stockholder is entitled to receive pursuant to Section 2.6(c).

(g)	All certificates evidencing Purchaser Shares that are issued in exchange for Simonsen Shares in accordance with the terms of this Agreement, together with the Cash Consideration paid for such shares shall be deemed to have been issued in full satisfaction of all rights pertaining to the Simonsen Shares represented by the surrendered Simonsen Certificates.

(h)	If purchaser changes the number of Purchaser Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or any action by Purchaser similar to any of the foregoing, the Stock
Consideration to be paid to Stockholders hereunder shall be appropriately adjusted.

2.8	Stock Legend.  Each of the Purchaser Share Certificates issued as part of this transaction will bear the following legend until such time as they are not required as set forth below:
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES
ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY,
MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE
WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL
OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE
OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.
Certificates evidencing the Purchaser Shares shall not contain any legend (including the legend set forth above): (i) following a sale of such Purchaser Shares pursuant to an effective registration statement (including the Registration Statement) covering such Purchaser Shares, or (ii) following a sale of such shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Purchaser), or (iii) while such shares are eligible for sale under Rule 144(k). The Purchaser may not make any notation on its records or give instructions to any transfer agent of the Purchaser that enlarge the restrictions on transfer set forth in this Section. The Purchaser agrees that it shall, within five business days following such time as restrictive legends would not then be required under this Section, issue and deliver to such Stockholder certificates that are free of restrictive legends representing Purchaser Shares in replacement of Purchaser Shares previously issued with restrictive legends.


SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
REGARDING COMPANY

The Stockholders hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

3.1	Organization and Standing of the Company.  Simonsen is a
corporation which is duly organized, validly existing and in good standing under the laws of the State of Iowa. Complete and correct copies of the Articles of Incorporation and By-laws, as amended, of Simonsen will be delivered to Purchaser before the Closing Date.
Simonsen has all necessary corporate power and authority to engage in the business in which it is presently engaged, to own all property now owned by it, and to lease all of the property used by it under lease. A true and correct copy of the corporate minutes and stock transfer records of Simonsen will have been delivered to the Purchaser before the Closing Date, and the same constitute a complete and accurate record of the proceedings taken by its stockholders and directors, and a complete and

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accurate record of all issuances and transfer of shares of its capital stock. Schedule 3.1.2 contains a complete and accurate list of the officers and directors of Simonsen.

3.2	Capital Structure of the Company.  The authorized capital
stock of Simonsen consists solely of one thousand (1,000) shares of common stock, with One Hundred Dollars ($100.00) par value, of which forty (40) shares are duly authorized, validly issued and outstanding, and fully paid and non-assessable. No other class or series of capital stock of Simonsen is or has been authorized. There is no obligation which is or may be binding upon Simonsen to issue, sell, redeem, purchase or exchange any of its capital stock or any right relating thereto. The Stockholders are the sole shareholders of record of Simonsen on the date of this Agreement.

3.3	No Restrictions.  Simonsen is subject to no restriction,
agreement, law, judgment or decree which would (a) prohibit or be violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby, (b) result in the acceleration of any indebtedness of Simonsen, or (c) prohibit or be violated by a merger with or into any other company.

3.4	No Subsidiaries.  Simonsen has no subsidiaries, nor does it
own any capital stock or other equity or ownership interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

3.5	Financial Statements.  Schedule 3.5 will contain at Closing a true copy of Simonsen's audited financial statements, including the balance sheet, the statement of income and retained earnings and the statement of cash flows, and all notes thereto, for the periods ending December 31, 2004 as prepared by Simonsen's certified public accountants (hereinafter "Financial Statements"). The Financial Statements have been prepared from Simonsen's books and records, and fairly represent Simonsen's financial position as of the date thereon and results of Simonsen's operations for the period then ended and each of the Financial Statements were prepared in accordance with generally accepted accounting principles.

3.6	Events Subsequent to December 31, 2004.  Except to the extent set forth in Schedule 3.6, there has not been since December 31, 2004:

(a)	Any damage, destruction, loss, forfeiture or other event or
events (whether or not covered by insurance) adversely affecting (i) any property or asset of Simonsen, or (ii) the business or condition (financial or other) of Simonsen, or (iii) the results of operations or prospects of Simonsen;

(b)	Any direct or indirect redemption, purchase or other
acquisition by Simonsen of any capital stock of Simonsen, or any declaration, setting aside or payment of any dividend or distribution on any capital stock of Simonsen other than dividends or distributions which would not violate Section 3.29 hereof;

(c)	Except for transfer of a 2001 Chrysler Town and Country van to
David Bailey as additional compensation, there has been no increase in the compensation or benefits payable or to become payable by Simonsen to any of its directors, officers, employees or agents, other than increases in commission compensation to employees compensated solely on a commission basis (provided that the method, basis and rate of commission compensation has not changed since December 31, 2004);

(d)	Any incurrence by Simonsen of any indebtedness for borrowed
money or of any other indebtedness or of any liability in respect thereof, or any commitment by Simonsen for such incurrence, except for the incurrence of indebtedness in the ordinary course of business;

(e)	Any contractual commitment by Simonsen to any third party,
other than as provided in this Agreement or arising in the ordinary course of Simonsen's business, relating to (i) the property, assets or business of Simonsen, or (ii) the acquisition or disposition of property or assets of Simonsen;

(f)	Any transaction, other than at arm's length in the ordinary
course of business, between Simonsen and any shareholder, director, officer or affiliate of Simonsen or any waiver or surrender by Simonsen of any valuable right or property other than for fair consideration;

(g)	Any unusual or novel method of transacting Simonsen's business which has had or may reasonably be expected to have an adverse effect on the assets or properties, liabilities, business prospects, condition (financial or other) or results of operations of Simonsen;

(h)	Any change in any accounting policies and procedures or
practices by Simonsen; or

(i)	Any adverse change, actual or threatened, in the assets or
properties, liabilities, business prospects, condition (financial or other) or results of operations of Simonsen, whether or not covered by insurance.

3.7	Liabilities.  Except as expressly disclosed in Schedule 3.7 or in the Financial Statements, Simonsen has no liabilities of any kind whatsoever that have a Material Adverse Effect, whether absolute or contingent and whether or not currently determinable, nor has any condition existed or any event occurred which could reasonably be expected to give rise to any such liability.

3.8	Guarantees.  Except as disclosed in Schedule 3.8 Simonsen is not a guarantor or indemnitor or otherwise liable for or in respect of any indebtedness of any person except as an endorser of checks received by it and deposited in the ordinary course of business.

3.9	Accounts and Notes Receivable.  Except as set forth on
Schedule 3.9 all accounts receivable and notes receivable of Simonsen are owed to Simonsen by current or former customers of Simonsen and arose in the ordinary course of Simonsen's business. The allowance for doubtful accounts reflected on the Financial Statements was calculated consistently with past practice.

3.10	Inventories.  Except as set forth on Schedule 3.10 hereto, the inventories set forth in the Financial Statements are stated therein at the lower of cost or market value using the first-in, first-out (FIFO) method. All items of inventory acquired or manufactured by Simonsen have been acquired or manufactured in the ordinary course of business. Except for inventory having a book-value not in excess of $25,000.00 in the aggregate, to the knowledge of the Stockholders, all inventories of Simonsen (i) consisting of raw materials and work in progress are in good and usable condition, are not in excess of current requirements and are convertible into finished goods which are salable to existing customers of Simonsen, and (ii) consisting of finished goods are salable to existing customers of Simonsen and do not exceed in quantity the total quantity of such goods sold by Simonsen in Simonsen's previous calendar year. Except as set forth on Schedule 3.10 hereto, all items of Simonsen's inventory are property accounted for in its books and records.

3.11	Real Property.

(a)	Fee Ownership.  Attached as Schedule 3.11(a) are complete and accurate descriptions of all real property owned by Simonsen which include the name of the record title holder and a legal description of the property. There are no liens, mortgages, deeds of trust or any other encumbrance on the Real Property. Except for Permitted Encumbrances or as otherwise disclosed in Schedule 3.11(a), Simonsen has good and marketable title in fee simple to all Real Property owned by Simonsen, free of all liens, claims, encumbrances, charges or other restrictions of any kind or character.

(b)	Development Restrictions.  To the knowledge of the
Stockholders, there are no matters affecting the Real Property which might curtail or interfere with the use of any of the Real Property for the purposes for which such Real Property is now used by Simonsen.

(c)	Insurance Notices.  Neither Simonsen nor the Stockholders has
received any notice from any insurance carrier regarding defects or inadequacies in the Real Property which, if not corrected, would result in termination of Simonsen's insurance coverage or increase in the cost thereof, and the Stockholders have no knowledge of any such defects or inadequacies.

(d)	Compliance.  Each parcel of Real Property is zoned in a manner which permits its present use. There are no pending or, to Stockholders' knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any of Real Property. Neither Simonsen nor the Stockholders have received any notice from any municipal, state, federal or other governmental authority regarding zoning, building, fire, water, use, health, environmental, ordinance, code or regulatory violations issued with respect to any of the Real Property, and, to the knowledge of the Stockholders, no such violations exist. The buildings, improvements and fixtures upon the Real Property are permitted, conforming structures under applicable zoning, subdivision and building laws and ordinances, and Simonsen's present uses of such buildings, improvements and fixtures are permitted, conforming uses under such zoning, subdivision and building laws and ordinances. The Real Property includes all rights to any off-site facilities necessary to ensure compliance with all zoning, building, health, fire, water, use or similar statutes, laws, regulations and orders. No charges or violations have been filed, served, made or, to the knowledge of the Stockholders, threatened relating to the Real Property or any of Simonsen's operations conducted thereon as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning, subdivision and building laws or restrictive covenants (including, without limitation, those relating to health, safety or environmental protection).

(e)	Pending and Threatened Litigation.  There are no pending or, to the knowledge of the Stockholders, threatened matters of litigation, administrative action or examination, claim or demand whatsoever relating to the Real Property.

(f)	Eminent Domain.  There is no pending or, to the knowledge of the Stockholders, threatened (i) condemnation of any part of the Real Property by any governmental authority; (ii) special assessment against the Real Property; or (iii) action against Simonsen for breach of any restrictive covenant affecting the Real Property.

(g)	Access to Real Property; Utilities.  To the knowledge of the
Stockholders, no fact or condition exists which would result in the termination or impairment of access to the Real Property from adjoining public or private Streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

(h)	Condition.  No representations are made with respect to the
condition of the Real Property.

(i)	Mechanic's Liens.  No labor, material or services have been
furnished by or at the direction of Simonsen, or to the knowledge of the Stockholders, by any Lessor on or about the Real Property or any part thereof, as a result of which any mechanic's, laborer's or materialman's liens or claims thereof might arise.

(j)	Government Obligations.  To the knowledge of the Stockholders, there are no unperformed obligations relative to the Real Property outstanding to any governmental or quasi-governmental body or authority.

(k)	Rights in the Real Property.  There are no purchase contracts, subleases, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, whereby any person or entity other than Simonsen has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Real Property. Simonsen does not have any interest in, or any right or obligation to acquire any interest in, any other real property.

(l)	Foreign Investments.  None of the Stockholders is a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

(m)	Public Improvements.  All public and quasi-public improvements upon or adjacent to the Real Property are, to the knowledge of the Stockholders, adequate to service the requirements of the Real Property therefor and are fully paid for and neither the Real
Property nor the owner thereof has any obligation to pay any charge for such public or quasi-public improvements except general real estate taxes.

3.12	Title to Personal Property.

(a)	Except as set forth in Schedule 3.12 Simonsen has or at
Closing will have good and marketable title to the equipment, computer hardware, furniture, vehicles and other tangible or intangible personal property reflected as owned by Simonsen on the Financial Statements (except for personal property disposed of in the ordinary course of business after the date thereon, or used by Simonsen in the conduct of its business (whether or not reflected on the Financial Statements), free and clear of any liens, claims, security interests, options, leases, restrictions or encumbrances which adversely affect the marketability of title thereto other than those created by the Purchaser. No representation is made as to the condition of the personal property. Except as set forth in Schedule
3.12 Simonsen does not hold any property on consignment, nor does Simonsen hold title to any property in the possession of others.

(b)	All of the computer software used by or for Simonsen in the
conduct of its business (the "Software") is either (i) owned by Simonsen free and clear of any and all liens, claims, equities, security interests and encumbrances whatsoever, or (ii) used by Simonsen pursuant to a license granted to Simonsen by the third party which, to the knowledge of the Stockholders, owns such Software free and clear of any and all liens, claims, equities, security interests and encumbrances whatsoever. No such computer software license shall terminate or become terminable as a result of the transactions contemplated by this Agreement. There are no infringement suits pending or, to the knowledge of the Stockholders, threatened against Simonsen with respect to any of the Software, and no fact or condition exists which could give rise to any such infringement suit.

3.13	Contracts.  Except as set forth in Schedule 3.13 Simonsen is not a party to, or bound by, any oral or written contracts, agreements, commitments, arrangements or understandings (the "Contracts"): (a) for any indebtedness, except those incurred in the ordinary course of business; (b) involving leasing personal property (including, without limitation, leases for machinery and office equipment, furniture, fixtures, vehicles, tools and dies) which require an annual payment in excess of $5,000 or the current term of which exceeds two years; (c) involving the payment or receipt of in excess of $10,000 per annum by Simonsen or the current term of which exceeds six months (including, without limitation, vendor supply contracts or customer "blanket" purchase orders), except those incurred in the ordinary course of business; (d) providing for the services of dealers, distributors, sales representatives or similar representatives; (e) relating to the ownership, use or licensing of any patents, trademarks, trade names, brand names, copyrights, inventions, processes, know-how, formulae, technology, trade secrets or other proprietary rights; (f) relating to oral or written and currently effective, warranties or representations expressly or impliedly made by Simonsen in respect of any products manufactured or sold by Simonsen in conduct of Simonsen's business and any other liability or obligation of Simonsen to service, repair, maintain, take back or otherwise do or refrain from doing anything in respect to any products or inventory that has been delivered by Simonsen;
(g) any covenants by or binding on Simonsen not to compete or to abide by any confidentiality agreement; (h) for the sale of goods or services to any governmental authority, including any open purchase order issued by such entities; (i) with any manufacturer, jobber, supplier or customer with respect to discounts, allowances or payment terms beyond 60 days;
(j) relating to any joint venture or partnership contract or agreement;
(k) for the incurrence of any capital expenditure in excess of $10,000;
(l) for or with respect to any advertising; (m) limiting the freedom of Simonsen, or any of its officers, directors, employees or agents to engage in or compete in any line of business or with any person or in any area or to use or disclose any information; (n) giving any party the right to renegotiate or require a reduction in price or the refund of any amount previously paid to Simonsen by such person; that is material to Simonsen's business.

All of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither Simonsen or, to the knowledge of the Stockholders, any other party thereto has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any such Contract, the termination of which could have a material adverse effect upon the properties, assets to be purchased or liabilities to be assumed. Correct and complete copies of all written Contracts disclosed on Schedule 3.13 and all written amendments thereto will be delivered to the Purchaser prior to the Closing Date.

3.14	Intellectual Property.  Simonsen has no domestic or foreign
patents, patent applications pending, patent applications in process, written employee invention disclosures, trademarks, trademark registrations, trademark registration applications, copyrights, copyright registrations, copyright registration applications, service marks, service mark registrations, service mark registration applications, know-how agreements, licenses, rights acquired through litigation, logos, trade names, and slogans used in the conduct of Simonsen's business, as presently conducted or as presently planned to be conducted.


3.15	Foreign Assets.  Except as described in Schedule 3.15 Simonsen does not have any interest in any real property or tangible or intangible personal property or other asset located outside the continental limits of the United States of America, including stock, securities or investments in, claims against, or receivables from any person substantially all the property or business of which is located outside of such continental limits.

3.16	Compliance with Law.  Except as disclosed in Schedule 3.16
hereto, to the knowledge of the Stockholders, Simonsen is not in default under or in violation of any applicable statute, law, ordinance, decree, order, rule, regulation, franchise, permit or license of any governmental body, which may result in a material adverse effect upon any property or asset of Simonsen or upon Simonsen's business, condition (financial or other), results of operations or prospects.

3.17	Environmental Matters.

(a)	Except as set forth in Schedule 3.17, to the knowledge of the
Stockholders, Simonsen has not violated, and has received no notice of any violation of the Environmental Laws, whether on property owned, leased or controlled by Simonsen or on property of others, or otherwise, and there is no known condition with respect to Simonsen or its assets or its prior actions which with the passage of time is reasonably likely to lead to a material violation of any of the Environmental Laws.

(b)	Except as set forth on Schedule 3.17 hereto, Simonsen has
obtained and maintained in good standing all permits, inspections licenses and other authorizations which are required under the Environmental Laws for the operation of Simonsen's business, complete copies (or, if oral, a written summary) of which have been provided to the Purchaser.

(c)	Except as set forth on Schedule 3.17 hereto, to the knowledge of the Stockholders, Simonsen is in compliance with all terms and conditions of such required permits, licenses and authorizations, and it and its properties are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, timetables and other provisions contained in the Environmental Laws.

(d)	Except as set forth in Schedule 3.17 hereto, there is no
civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, notice of investigation, proceeding notice or demand letter pending or, to the knowledge of the Stockholders, threatened against Simonsen relating in any way to the Environmental Laws.

(e)	Except as set forth in Schedule 3.17, there are no orders from or agreements with any governmental or any private party relating to violations of or compliance with the Environmental Laws.

(f)	Except as disclosed in Schedule 3.17, (i) to the knowledge of the Stockholders, there has been no storage, treatment, generation, discharge, incineration, transportation or disposal of industrial, toxic or hazardous substances or solid or hazardous waste by Simonsen (or, to the knowledge of the Stockholders, its predecessors in interest) at the Real Property in violation of any federal, state or local law, statute, rule or regulation or the common law or any decree, order, arbitration award or agreement with, or any license or permit from, any federal, State or local governmental authority; and (ii) there has been no spill, discharge, leak, emission, injection, escape, dumping, or release by Simonsen (or, to the knowledge of the Stockholders, by others) of any kind onto the Real Property or into the environment surrounding the Real Property of any industrial, toxic or hazardous substance or solid or hazardous waste as defined under any federal, state or local law, statute, rule or regulation other than those releases permissible under such law, statute, rule or regulation or allowable under applicable permits.

(g)	The term "Environmental Law" shall mean and include all
federal, state and local statutes, ordinances, regulations and rules presently in force or hereafter enacted (up to and including the Closing Date) relating to environmental quality, contamination, and clean up of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 6090 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6091 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; and all state superlien and environmental clean up statutes and all rules and regulations promulgated under said statutes, as amended. The term "Hazardous Substance" shall mean and include all hazardous and toxic substances, waste or materials, and any pollutant or contaminant, including, without limitation, PCBs, asbestos, asbestos containing material, petroleum products, and all other materials that are included under or regulated by any Environmental Law.

3.18	Litigation.

(a)	Except as disclosed in Schedule 3.18(a), there is no suit,
arbitration, claim, investigation, action or proceeding, in law or in equity, now pending or, to the knowledge of the Stockholders, threatened before any court, arbitrator, commission, administrative or regulatory body, or any governmental agency to which Simonsen is a party or which may result in any judgment, award, order, decree, liability or other determination which will or could have an adverse effect upon any of the property, personnel or assets of Simonsen, or upon Simonsen's business, condition (financial or other), results of operations or prospects, or which will or could prevent or interfere with the consummation of any transactions contemplated hereby, nor to the knowledge of the Stockholders is there any reasonable basis therefor. No such judgment, order, award or decree has been entered, nor has any such determination been made or liability been incurred, which has, or could have, such an effect.

(b)	Except as disclosed in Schedule 3.18(b), to the knowledge of the Stockholders, there are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Simonsen, would have a material adverse effect on the business or financial condition of Simonsen, or the consummation of the transaction herein contemplated, or the use of Simonsen's assets (whether by the Purchaser or Simonsen after the Closing or by Simonsen prior thereto ).

3.19	Consents.  Except as disclosed on Schedule 3.19, neither
Simonsen nor the Stockholders is required to obtain any consents or other approvals from any governmental agency or other person (including, without limitation, any lessor, lender, insurance company or financial institution) as a result of the transactions contemplated hereby.

3.20	Tax Matters.

(a)	As used herein, the term "Taxes" means any federal, state,
local or foreign income, corporation, gross receipts, profits, gains, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or similar tax, together with any interest, penalties or additions in respect of the foregoing, and including any transferee or secondary liability in respect of such taxes.

(b)	Except as set forth on Schedule 3.20:

(i)	Simonsen has timely filed with the appropriate taxing
authorities all returns or extensions (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and shall timely file any such returns required to be filed on or prior to the Closing
Date. The returns and other information filed are complete and accurate in all material respects. The Stockholders will make available to the Purchaser, prior to the Closing Date, complete and accurate copies of Simonsen's federal, and state and local tax returns for the past six years together with all examination reports and statements of deficiencies assessed against or agreed to by Simonsen for any taxable period ended on or after January 1, 1999. Schedule 3.20 indicates those
Tax returns of Simonsen filed since January 1, 1999 that have been audited and indicates those Tax returns that currently are the subject of audit;

(ii)	All Taxes due to be paid before the Closing Date
(whether or not shown on an Tax return filed by Simonsen) have been timely paid, or shall be timely paid, or an adequate reserve has been established therefor, as set forth on Schedule 3.20 or Simonsen's
Financial Statements heretofore delivered to the Purchaser;

(iii)	There are no pending or, to the knowledge of the
Stockholders, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of Simonsen or such Company's attorneys or accountants, is likely to result in a material additional liability for Taxes. Except as set forth on
Schedule 3.20, no extension of a statute of limitations relating to Taxes is in effect with respect to Simonsen;

(iv)	There are no liens for Taxes (other than for current
Taxes not yet due and payable) on any Company's assets;

(v)	No claim with respect to Simonsen has been made on or
after January 1, 1999 by an authority in a jurisdiction where such Company does not file Tax returns that Simonsen is or may be subject to taxation by that jurisdiction;

(vi)	Simonsen has withheld and paid all Taxes required to
have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and has complied in all material respects with all laws relating to Tax withholding;

(vii)	There is no unresolved dispute or claim concerning any
Tax liability of Simonsen either claimed or raised by any Tax authority in writing. There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to Simonsen that are, or if issued would be, binding on Simonsen;

(viii)	Simonsen is not a party to any joint venture,
partnership or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

3.21	Compensation.  Schedule 3.21 correctly identifies each officer and director of Simonsen and each other persons if such other persons had compensation (salaries, commissions, bonuses, benefits or in any other form) in 2004 in excess of $50,000 from Simonsen, each such individual's present base salary on an annualized basis, the type and amount of commissions, bonuses or other compensation each such employee is presently eligible to receive.

3.22	Labor Relations.  There is neither pending nor, to the
knowledge of the Stockholders, threatened any labor dispute, labor organizing activity, election petition or proceeding, proceeding preparatory thereto, strike, slow down or work stoppage which affects or which may affect Simonsen's business, or which may interfere with its continued operations, and neither Simonsen nor any officer, director, employee or agent of Simonsen has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended. Simonsen is not a party to or bound by any collective bargaining agreement. Simonsen's relations with its employees are satisfactory and no employee paid other than on an hourly wage basis has announced or threatened his or her intention to leave Simonsen's employ.

3.23	Employee Benefit Plans; ERISA.  All "employee benefit plans,"
as defined in Section 3(3) of ERISA, sponsored, maintained or contributed to by Simonsen are listed on Schedule 3.23 hereto, and complete and accurate copies of the plans (or related insurance policies) will be furnished to Purchaser prior to Closing. Except as disclosed in Schedule 3.23, Simonsen is not a party to, does not have in effect or to become effective after the date of this Agreement any bonus, cash or deferred compensation, severance, medical, health or hospitalization, pension, profit sharing or thrift, retirement, stock option, employee stock ownership, life or group insurance, death benefit, welfare, salesmen incentive, vacation, sick leave, disability or trust agreement or arrangement.

(i)	Each employee benefit plan required to be listed in
Schedule 3.23 hereto has been administered, without material exception, in compliance with applicable provisions of ERISA and the Code.

(ii)	All reporting and disclosure requirements under ERISA
and the Code for the plans listed in Schedule 3.23 hereto have been complied with, except for such non-compliance which could not result in a termination or fine or have a materially adverse affect upon such plans.

(iii)	Simonsen does not contribute to and is not required to
contribute to any "multiemployer plan," as defined in
Section 414(f) of the Code and Section 3(37) of ERISA, and Simonsen has not incurred or does not reasonably expect to incur any "withdrawal liability" under Section
4201 et seq. of ERISA.

(iv)	Neither Purchaser, Simonsen, nor any trade or business
under common control with Purchaser (within the meaning of Sections 414(b) and 414(c) of the Code) or any officers, directors, employees or affiliates of the same shall, from and after the Closing Date, have any liability, obligation or responsibility with respect to any employee benefit plan maintained or provided by Simonsen, or any affiliate thereof, before the Closing
Date (including but not limited to liability for contributions to or the benefits payable under any such employee benefit plan), except for the continuation of insurance plans, the continuation of insurance protection to employees as mandated by applicable law or such benefits as Purchaser, in its sole discretion, may determine to provide to Simonsen's employees after the Closing Date.

3.24	Insurance.

(a)	Schedule 3.24(a) correctly identifies all insurance policies and bonds covering Simonsen or its assets, properties, operations or personnel and the amounts, basis of premiums and nature of coverage with respect to each such policy. Such policies and bonds are in full force and effect, without interruption of coverage since the date specified for each such policy in Schedule 3.24 and, to the knowledge of the Stockholders, are carried by financially responsible insurance carriers, and are in such amounts and against such risks and losses as are ordinarily and customarily maintained with respect to comparable businesses, assets, properties, operations or personnel. With exceptions which are not in the aggregate material, Simonsen has not received any notice of cancellation, termination or non-renewal or denial of liability with respect to any policy or bond.

(b)	Schedule 3.24(b) lists all claims in excess of Ten Thousand
Dollars ($10,000.00) made since January 1, 2004 in regard to any insurance policies and bonds covering Simonsen or its assets, properties, operations or personnel and correctly describes the nature and current status of each such claim and, where applicable, the final outcome.

3.25	Product Warranties.  The absence of a reserve on Simonsen's
balance sheet as at December 31, 2004 for the cost of honoring product warranties with respect to products manufactured or sold by Simonsen is in accordance with generally accepted accounting principles, and is reasonable in light of Simonsen's warranty claim experience as at such date. Except to the extent disclosed in Schedule 3.25 no person (including, without limitation, any governmental agency) has asserted any claim or, to the knowledge of the Stockholders, has any reasonable basis for any claim, and there is neither pending nor, to the knowledge of the Stockholders, threatened any action or proceeding against Simonsen under any federal, state or local laws or regulations relating to product safety, warranties or guarantees.

3.26	Product Safety.

(a)	Simonsen has not been required to file any notification or
other report with, or provide information to, the United States Consumer Product Safety Commission or any other product safety agency, commission, board, or other governmental authority of any jurisdiction concerning actual or potential hazards with respect to any product manufactured or sold by Simonsen.

(b)	Simonsen has not made any misrepresentation or furnished any information containing any material omission to any product safety testing laboratory or similar organization. Simonsen has not failed to obtain approval of any product, component or process which is used, manufactured or sold by Simonsen, and which is required by law or trade practice to be approved by any independent or government sponsored testing laboratory, industry trade association or similar agencies, bodies or associations.

3.27	Sales.  All sales made by Simonsen on or before the Closing
Date have been sales made in the ordinary course of business, and not on a consignment or sale-or-return basis.

3.28	Accounts.  Schedule 3.28 hereto correctly identifies each
bank, securities, commodities or other brokerage or similar account and safe deposit box or other depository maintained by, or on behalf of, or for the benefit of, Simonsen, and the name of each person with any power or authority to act with respect thereto.

3.29	Dividends.  All dividends for the year ended December 31, 2004 are reflected on the Financial Statements. Simonsen will declare and pay distributions to the Stockholders in an amount equal to forty percent (40%) of Simonsen's tax basis profit for the period beginning January 1, 2005 and ending on the Closing Date. The payment will be made within seventy-five (75) days of the Closing Date.


3.30	Brokers and Finders.  Neither the Stockholders nor Simonsen
has engaged or authorized any broker or investment banker to act on its behalf, either directly or indirectly, as a broker or finder in connection with the sale of the Shares pursuant to this Agreement or the transactions provided for herein.

3.31	Disclosure.  To the knowledge of Stockholders, none of this
Agreement, the Financial Statements referred to in Section 3.5 hereof

(including the footnotes thereto), any Schedule or certificate attached hereto or delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF EACH OF THE
STOCKHOLDERS REGARDING SHARES.
Each of the Stockholders hereby represents severally and not jointly, as of the date hereof and as of the Closing Date, as follows:

4.1	Ownership of Stock.  Each Stockholder is the lawful owner of the number of Shares listed opposite the name of such Stockholder in Exhibit B attached hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind; each Stockholder has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey such Stockholder's Shares pursuant to this Agreement; and the delivery to Purchaser of such Stockholder's Shares pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

4.2	No Restrictions Upon the Stockholders.  Such Stockholder is
not subject to any restriction, agreement, law, judgment or levy, which would prohibit or be violated by the execution and delivery hereof or the consummation of the Merger. This Agreement is the valid and binding agreement of such Stockholder, enforceable in accordance with its terms.

4.3	Brokers and Finders.  Such Stockholder has not engaged or
authorized any broker, investment banker or other third party to act on such Stockholder's behalf, either directly or indirectly, as a broker, finder or advisor in connection with the transfer of such Stockholder's Simonsen Shares pursuant to this Agreement.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

The Purchaser hereby represents and warrants to the Stockholders, as of the date hereof and as of the Closing Date, as follows:

5.1	Organization, Standing and Corporate Authority.  The Purchaser
is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full corporate power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance hereof and the consummation of the transactions contemplated hereby by the Purchaser have been duly authorized by all necessary corporate action and this Agreement is a valid and binding agreement of the Purchaser, enforceable in accordance with its terms. Subsidiary Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has full corporation power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby. Execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby by Subsidiary Corp. have been duly authorized by all necessary corporate action, and this Agreement is a valid and binding agreement of Subsidiary Corp. enforceable in accordance with its terms.

5.2	Brokers and Finders.  The Purchaser has not engaged or
authorized any broker, investment banker or other third party to act on Purchaser's behalf, either directly or indirectly, as a broker, finder or advisor in connection with this Agreement.

5.3	Capitalization.

(a)	Authorized Capital.

(i)	The authorized capital stock of Purchaser consists of
one hundred million (100,000,000) shares of Purchaser
Common Stock, of which there are five million ninety-seven thousand one hundred seventy-two (5,097,172) shares issued and outstanding. The Authorized Preferred Stock of the Purchaser consists of twenty million (20,000,000) shares, of which there are zero shares issued and outstanding. In addition, there were two million forty thousand (2,040,000) warrants issued that are convertible into one (1) share of Common Stock per warrant at a price of Four Dollars ($4.00). Five hundred thirty-seven thousand seven hundred fifty
(537,750) warrants have been exercised leaving one million five hundred and two thousand two hundred and fifty (1,502,250) warrants outstanding. These warrants expire August 2005 unless extended by the Board of Directors. Upon consummation of the Merger, the Purchaser Shares delivered to the Stockholders shall not be less than 15 % (assumes average closing price = $6.65/share) of the total issued and outstanding
Purchaser Shares. The number of warrants outstanding could change prior to Closing Date.

(ii)	The authorized capital stock of Subsidiary Corp.
consists of twenty thousand (20,000) shares of common stock, par value One Dollar ($1.00) per share
("Subsidiary Corp. Common Stock"), five thousand six hundred (5,600) of which are issued and outstanding and owned by Purchaser.

(iii)	All issued and outstanding shares of Purchaser Common
Stock and Subsidiary Corp. Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights.

(b)	Other Rights

Except as set forth in Section 5.3(a), no shares of capital stock or other equity or voting securities of Purchaser are reserved for issuance or are outstanding. All shares of Purchaser Common Stock were offered and sold in compliance with all applicable state and federal securities laws, rules and regulations. There are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, rights of first refusal or rights of first offer, agreements, arrangements or undertakings of any kind to which Purchaser is a party, or by which it is bound, obligating Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of Purchaser or obligating Purchaser to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not, as of the date of this Agreement, any registration rights agreements, shareholder agreements, buy-sell agreements, voting trusts or proxies or other agreements or understandings to which Purchaser or its Shareholders are a party or by which they are bound relating to the voting of any shares of the capital stock of Purchaser or obligating (contingently or otherwise) Purchaser to purchase, redeem or otherwise acquire any of its capital stock or to pay any dividend or make any other distribution in respect thereof.

5.4	Authorization and Enforceability.

(a)	Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Purchaser, and, if necessary, its shareholders, and no other action of the board of directors or shareholders of Purchaser, or other corporate proceeding on the part of Purchaser, is necessary to authorize this Agreement and consummate the transactions contemplated hereby.

(b)	This Agreement has been duly and validly executed and
delivered by Purchaser and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

(c)	Subsidiary Corp. has all necessary corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Subsidiary Corp. of this Agreement, and the consummation by Subsidiary Corp. of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors of Subsidiary Corp. and by Purchaser as the sole shareholder of Subsidiary Corp., and no other action of board of directors or shareholders of Subsidiary Corp., or other corporate proceeding on the part of Subsidiary Corp., is necessary to authorize this Agreement and consummate the transactions contemplated hereby.

(d)	This Agreement has been duly and validly executed and
delivered by Subsidiary Corp. and, assuming due execution and delivery by the other Parties hereto, constitutes the valid and binding obligation of Subsidiary Corp., enforceable against Subsidiary Corp. in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

5.5	Issuance of Purchaser Common Stock.
The Purchaser Shares to be issued and delivered in the Merger pursuant to Section 2.6(c), (a) have been duly authorized and, when issued and delivered to the Stockholders in connection with the Merger, will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights, and (b) shall be duly listed for trading on the American Stock Exchange, subject only to official notice of issuance.

5.6	Consents; Noncontravention.
Except for (a) any applicable requirements of the Securities Act, the Exchange Act, and state securities laws and the American Stock Exchange and (b) the filing and recordation of the Articles of Merger as required by applicable law, the authorization, execution and delivery by Purchaser and Subsidiary Corp. of this Agreement, and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the articles of incorporation or bylaws of Purchaser or Subsidiary Corp.; (ii) violate any law or order of any Governmental Body or any nongovernmental self-regulatory agency to which Purchaser or any of its subsidiaries or any of their respective properties or assets may be subject; (iii) require any filing with or permit, consent, or approval to be obtained from any Governmental Entity or any nongovernmental self-regulatory agency to which Purchaser or any of its subsidiaries or any of their respective properties or assets may be subject; or (iv) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Purchaser or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound.

5.7	Purchaser SEC Filings; Financial Statements; Liabilities.

(a)	Purchaser has timely filed all forms, reports, registration
statements, prospectuses and documents required to be filed by it with the SEC under the Securities Act or the Exchange Act since January 1, 2001 (such forms, reports, registration statements, prospectuses and documents, together with any amendments thereto, are referred to as the "Purchaser SEC Filings"). As of their respective dates, the Purchaser SEC Filings (i) were prepared in accordance with and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Purchaser SEC Filings (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the
SEC), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments,
(ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the results of operations, cash flows, and changes in shareholders' equity for the periods set forth therein, except as otherwise noted therein.

(b)	Except as and to the extent set forth on the balance sheet of
Purchaser as of December 31, 2004, including the notes thereto, Purchaser has no indebtedness, liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) except for indebtedness, liabilities and obligations (i) incurred since December 31, 2004 in the ordinary course of business and which would not, individually or in the aggregate, have a material adverse effect or (ii) incurred pursuant to this Agreement.

5.8	Absence of Changes
Since December 31, 2004:

(a)	Purchaser has conducted its business in the ordinary course of business, consistent with past practice, and there has not been: (i) any changes, events or conditions with respect to Purchaser that has had a Material Adverse Effect; (ii) any amendment of any material term of any outstanding equity security of Purchaser; (iii) any losses to the properties or assets of Purchaser or its subsidiaries whether or not covered by insurance, which would result in a Material Adverse Effect; or (iv) any change in accounting methods, principles or practices by Purchaser affecting its assets, liabilities or business.

(b)	To the knowledge of Purchaser, Purchaser has not had any
material change in its relations with its employees, vendors or tenants, in each case considered as a whole.

5.9	Real Property Improvements.  To the knowledge of Purchaser,
other than amounts for maintenance and capital expenditures described in the Purchaser SEC Filings, (i) all of the improvements on the Purchaser's real property, including signs located on or adjacent to such Purchaser Real Property, are in good condition and repair (subject only to ordinary wear and tear), free of infestation and free of physical, mechanical, structural, design and construction defects, (ii) all water, electric, sewer, plumbing, heating, ventilating, gas and air conditioning servicing such improvements are in good condition and repair (subject only to ordinary wear and tear) and are free of defects, except as would not have a Material Adverse Effect.

5.10	Intellectual Property.  To the knowledge of Purchaser,
Purchaser and its subsidiaries own or have a valid right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and other intellectual property rights owned by Purchaser (or its subsidiaries) or otherwise used by Purchaser (or its subsidiaries) in the operation of its businesses (the "Purchaser Intellectual Property"). To the knowledge of Purchaser, there are no claims to the effect that the use of the Purchaser Intellectual Property by Purchaser or its subsidiaries infringes on the intellectual property rights of any other Person, or that any of the Purchaser Intellectual Property is invalid.
To the knowledge of Purchaser, Purchaser has taken reasonable measures to protect the value (and to the extent applicable, the confidentiality of) all Purchaser Intellectual Property.

5.11	Environmental Matters.

(a)	To the knowledge of Purchaser, there has not been any
Hazardous Activity on, in, under or affecting any real property currently or formerly leased or owned or by any means controlled by Purchaser or its subsidiaries (the "Purchaser Real Property"), except as in compliance with Environmental Law or as would not have a Material Adverse Effect.

(b)	To the knowledge of Purchaser, the Purchaser Real Property and the operations of Purchaser and its subsidiaries with respect to the Purchaser Real Property are in compliance with applicable Environmental Law, and Purchaser and its subsidiaries have, and are in compliance with, all Authorizations necessary to operate under all applicable Environmental Law, except as would not have a Material Adverse Effect.

(c)	To the knowledge of Purchaser, except as set forth in the
environmental site assessments obtained by Purchaser in the ordinary course of business, neither Purchaser nor its subsidiaries has received any written or oral notice from any Governmental Entity or any other Person and, there is no pending or threatened proceeding that (i) alleges a violation of any Environmental Law by Purchaser or its subsidiaries (ii) alleges that Purchaser or its subsidiaries is a liable party or a potentially responsible party under CERCLA, or any other Environmental Law, (iii) has resulted in or could result in the attachment of an environmental lien on any of the Purchaser Real Property, or (iv) alleges that Purchaser or its subsidiaries are liable for any contamination of or damage to the Environment, contamination of the Purchaser Real Property, property damage, or personal injury based on their activities or the activities of their predecessors or third parties (whether at the Purchaser Real Property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Law, common law principles, or other legal standards.

(d)	To the knowledge of Purchaser, neither Purchaser nor its
subsidiaries is currently subject to or has not incurred in the last three (3) years, any Environmental, Health and Safety Liabilities, including without limitation, liabilities with regard to any real property currently lease or owned or any real property formerly leased or owned by Purchaser, except as would not have a Material Adverse Effect.

5.12	Taxes.  Purchaser has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and shall timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. There are no pending or, to the knowledge of the Purchaser, threatened audits, investigations or claims for or relating to any material additional liability in respect of Taxes, and there are no matters under discussion with any Governmental Body with respect to Taxes that in the reasonable judgment of Purchaser or its attorneys or accountants, is likely to result in a material additional liability for Taxes. Purchaser and each of its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and has complied in all material respects with all laws relating to Tax withholding;

5.13	Compliance with Laws.  To the knowledge of Purchaser,
Purchaser is not in default under or in violation of any Applicable Law which may result in a Material Adverse Effect upon any property or asset of Purchaser or its subsidiaries or upon Purchaser's, or any of its subsidiaries', business, condition (financial or other), results of operations or prospects.

5.14	Certain Payments.  To the knowledge of Purchaser, neither
Purchaser, nor any director, officer, agent, or employee of Purchaser or its subsidiaries, nor any other person or entity associated with or acting for or on behalf of Purchaser has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, or (c) to obtain special concessions or for special concessions already obtained, for or in respect of Purchaser.

5.15	Legal Proceedings.

(a)	There are no Proceedings pending against Purchaser or its
subsidiaries, or to which Purchaser, its subsidiaries or any of their respective properties is subject, that (i) are required to be described in the Purchaser SEC Filings but are not described as required or (ii) challenge, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the knowledge of Purchaser, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)	Neither Purchaser or its subsidiaries is subject to any order that relates to the business of Purchaser or its subsidiaries, or any of the assets owned or used by Purchaser or its subsidiaries and that, in any case, would have a Material Adverse Effect.

5.16	Continuity of Business.  Purchaser intends to continue the
historic business of Simonsen within the meaning of IRS regulation
Section 1.368-1(d).
SECTION 6.  COVENANTS OF STOCKHOLDERS.
The Stockholders and Simonsen hereby covenant and agree with the Purchaser as follows:

6.1	Conduct of Simonsen Pending Closing.  From the date hereof to and including the Closing Date, the Stockholders shall cause Simonsen to operate its business only in the usual and ordinary course, consistent with past practice, and in connection therewith, the Stockholders will not permit Simonsen to undertake (or enter into any agreement to undertake), and Simonsen shall not, and shall agree not to:

(a)	incur any indebtedness for borrowed money or assume,
guarantee, endorse except as an endorser of checks received by it and deposited in the ordinary course of business or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any individual, firm or corporation;

(b)	except for dividends or distributions which would not violate
Section 3.29 hereof, make, declare or pay any dividend, or declare or make any distribution on, or redeem, purchase or otherwise acquire, any shares of its outstanding capital stock or authorize the creation or issuance of any additional shares of its capital stock or any options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for or giving any person any right to subscribe for or acquire any shares of its capital stock;

(c)	mortgage, pledge or otherwise encumber any of its properties or assets;

(d)	sell or transfer any of its properties or assets or cancel,
release or assign any indebtedness owed to them or any claims held by it, other than in the ordinary course of its business;

(e)	close any plants or any other material facilities; except for the east facility, which is closed.

(f)	make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase or lease of any property or assets of any other individual, firm or corporation;

(g)	enter into any joint venture, partnership or other similar
arrangement or form any other new arrangement for the conduct of its business;

(h)	enter into, amend or terminate any material contract,
including material leases and licenses, other than entering into the employment agreements provided for in Section 8.7;

(i)	increase in any manner the compensation or fringe benefits
(other than compensation or fringe benefits increases as may be required by law or in accordance with its customary compensation practices and related changes in fringe benefits) of any of its officers or employees or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to such officers or employees, commit itself to any pension, retirement or profit-sharing plan or agreement or employment agreement (except for retainer or consulting agreements entered into in the ordinary course of its business) with or for the benefit of any officer, employee or other person or, except as required by law, alter, amend, terminate in whole or in part, or curtail or permanently discontinue distributions to, any employee pension benefit plan;

(j)	permit, to the extent within its control, any insurance policy naming Simonsen as a beneficiary or a loss payable payee to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination or cancellation replacement policies providing substantially similar coverage are in full force and effect;

(k)	make any amendments to its Articles of Incorporation or By-
laws; or

(l)	take or omit to take any action the effect of which could or will render inaccurate any of the Stockholders' representations and warranties set forth herein.

6.2	Access Pending Closing.  From the date hereof to and including the Closing Date, the Stockholders shall cause the Purchaser and its accountants and other representatives to have the right to access to the books, records, offices and other facilities of Simonsen, during normal business hours, for the sole purpose of making such investigation of the financial condition and operations of Simonsen as the Purchaser may reasonably deem necessary to evaluate the transaction contemplated herein. Any action taken by the Purchaser or its representatives shall be done in a manner that will least disrupt the ongoing business of Simonsen.

6.3	Consents of Third Parties.  Prior to the Closing, the
Stockholders shall obtain, at their sole expense, all consents and other approvals from any governmental agency, bureau or authority, or any other person (including any lender or lessor), which are required of Simonsen as a result of or to effectuate the transactions contemplated by this Agreement.

6.4	Restrictive Covenants.

(a)	For the Restricted Period (as hereinafter defined), neither
the Stockholders nor any affiliate of the Stockholders shall, within the Restricted Area (as hereinafter defined), engage directly or indirectly, either as principal, partner, joint venturer, consultant, agent, proprietor or more than five percent stockholder of a public company, or in any other manner participate in the ownership, management, operation or control of any person, firm, partnership, corporation or other entity, other than Subsidiary Corp., Purchaser or a subsidiary of Purchaser, which engages in the business now conducted by Simonsen.

(b)	For the purposes of this Agreement, "affiliate" shall mean any person or entity (i) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, one or more Controlling Stockholder, or (ii) 5% or more of whose voting stock (or in the case of a person or entity which is not a corporation, 5% or more of any equity interest) is owned directly or indirectly by one or more Controlling Stockholder.

(c)	For the purpose of this Section 6.4 the Restricted Period
shall mean the period from the Closing Date until the five-year anniversary of the Closing Date.

(d)	For the purposes of this Section 6.4 the Restricted Area shall mean the United States of America and Canada.

(e)	The Stockholders agree that the period of time provided in the definition of Restricted Period above, and the territorial restrictions set forth in the definition of Restricted Area and other provisions and restrictions set forth above, are necessary to protect the Purchaser and its successors and assigns in the use and employment of the good will of the business conducted by Simonsen and will not unduly restrict the ability of the Stockholders to conduct their business affairs or adversely affect their livelihood.

(f)	The Stockholders agree that damages cannot compensate the
Purchaser in the event of a violation of the above restrictive covenants, and that in such event injunctive relief shall be essential for the protection of the Purchaser and its successors and assigns. Accordingly, the Stockholders agree and consent that, in the event any of said restrictive covenants shall be violated or breached, the Purchaser shall be entitled to obtain injunctive relief upon proper showing against the party or parties violating such covenants, upon due notice, in addition to such further or other relief as may appertain at equity or law. Obtainment of such an injunction by the Purchaser shall not be considered an election of remedies or a waiver of any right to assert any other remedies which the Purchaser has at law or in equity. No waiver of any breach of violation hereof shall be implied from forbearance or failure by the Purchaser to take action thereon. The Stockholders agree that, if any provision hereof shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from this Agreement, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, further, that to the extent any provision hereof is deemed enforceable by virtue of its scope in terms of area or length of time, but may be made enforceable by limitations thereon, the Stockholders agree that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought.

(g)	The restrictive covenants of the Stockholders and their
affiliates contained in this Section 6.4 shall be construed as agreements which are independent of any other provision of this Agreement or any other understanding or agreement between the parties hereto, and the existence of any claim or cause of action of the Stockholders against the Purchaser, of whatever nature, shall not constitute a defense to the enforcement by the Purchaser of the covenants contained herein. The provisions of this Section 6.4 may be severed and/or modified by a court if necessary to render the provisions of this Section 6.4 enforceable.

(h)	The restrictive covenants contained in this Section 6.4 are
regarded by the Purchaser as an essential inducement to the transactions contemplated hereby, without which the Purchaser would not be willing to enter into this Agreement.

6.5	Survey; Title Guaranty.

(a)	Prior to the Closing Date, the Stockholders and the
Purchaser shall cooperate with each other in obtaining a current plat of survey of the Real Property dated subsequent to the date hereof and prepared by a licensed Iowa land surveyor reasonably acceptable to the Purchaser and to the Title Guaranty Division of the Iowa Finance Authority, for purposes of its issuance of an extended coverage owner's guaranty as set forth in Section 6.5(b) hereof. The survey shall be certified to the Purchaser and the Title Guaranty Division of the Iowa Finance Authority and shall comply with the American Land Title Association ("ATLA") standards.

(b)	Prior to the Closing Date, the Stockholders and the
Purchaser shall cooperate with each other in obtaining a commitment for an owner's policy issued by the Title Guaranty Division of the Iowa Finance Authority. Such commitment shall be in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) and shall be on Simonsen's main facility and shall show Simonsen's as holding the owner's interest in the Real Property together with such endorsements as are available from the Title Guaranty Division of the Iowa Finance Authority for an owner's policy.

(c)	If the Plat of Survey and title guaranty commitment
required to be furnished by the Stockholders discloses any surveyor or title defects, the Stockholders shall prior to the Closing Date cause such defects to be cured. If such survey or title defects are not cured prior to the Closing Date, the Purchaser may, at its election, terminate this Agreement, in which event this Agreement shall become null and void, accept title to such defects, or by mutual agreement extend the date within which the Stockholders shall be allowed to cure such survey or title defects.

6.6	Confidentiality.  From and after the Closing, the Stockholders will not use any of the Confidential Information of Simonsen (as defined below) for himself or herself or for any other person, firm, corporation, partnership or other entity (except on behalf of Purchaser and its subsidiaries), or disclose any Confidential Information of Simonsen to any person, firm, corporation, partnership or other entity. As used herein, the term "Confidential Information of Simonsen" shall mean all trade secrets and other confidential information of or about Simonsen, including, without limitation, any such information regarding the business of Simonsen, methods of operation, products, financial data, customers, exclusive of any such information which (a) is or becomes publicly known through no act of the Stockholders, (b) is rightfully received by the Stockholders from a third party without similar restrictions and without breach of its or a similar agreement, (c) is approved in advance for such use or disclosure by the Purchaser in writing, or
(d) is used or disclosed pursuant to the order of any court of competent jurisdiction. In the event the Stockholders become legally required to disclose any Confidential Information of Simonsen in a manner other than expressly permitted by this Agreement, the Stockholders shall provide the Purchaser with prompt notice so that the Purchaser may seek a protective order or other appropriate remedy. The Stockholders will cooperate with the Purchaser, at the expense of the Purchaser, in seeking any such order or other remedy and the Stockholders shall disclose only that portion of the Confidential Information of Simonsen which they are legally required to disclose.

6.7	No Shop Clause.  For the period commencing on the date hereof, and ending on the date, if any, this Agreement is terminated pursuant to Section 10, neither the Stockholders nor Simonsen, through any of their employees, officers, agents or representatives or otherwise, shall solicit, contact or have any discussion, or shall permit Simonsen to solicit, contact or have and discussion, with any person or entity with a view to (i) the acquisition of any assets of Simonsen, (ii) the acquisition of any capital stock of Simonsen, (iii) the merger or consolidation of Simonsen, or (iv) the acquisition by Simonsen of the stock or assets of any other person or entity. The Stockholders shall give the Purchaser immediate telephonic notice regarding all details of any attempt by any third party to solicit, contract or discuss the matters set forth in clauses (i)-(iv) above.

6.8	Closing.  The Stockholders shall use their best efforts to
cause the conditions specified in Section 8 hereof to be satisfied at or as soon as practical after the date hereof.

SECTION 7.  COVENANTS OF PURCHASER

The Purchaser hereby covenants and agrees with the Stockholders as follows:

7.1	Books and Records.  In connection with any tax audit of the
Stockholders, or the preparation of any tax return of the Stockholders, or the defense of any claim brought against the Stockholders, or any other proper purpose, the Purchaser will cause Simonsen to make available to the Stockholders, at the Stockholders' request and expense from time to time, all books and records of Simonsen either existing on or relating to any transaction on or prior to the Closing Date, for inspection or copying by the Stockholders at any reasonable time for a six year period after the Closing Date.

7.2	Closing.  The Purchaser will use its best efforts to cause the conditions specified in Section 9 to be satisfied at or as soon as practicable after the closing date hereof.

7.3	Furnishing of Information.  As long as any Stockholder owns
Purchaser Shares, the Purchaser covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Purchaser after the date hereof pursuant to the Exchange Act. As long as any Stockholder owns the Purchaser Shares, if the Purchaser is not required to file reports pursuant to such law, it will prepare and furnish to the Stockholders and make publicly available in accordance with Rule 144(c) such information as is required for the Stockholders to sell the Purchaser Shares under Rule 144.

7.4	Listing of Securities.  The Purchaser agrees that it will (i)
take such action as is necessary or desirable to cause the Purchaser Shares to be listed on the trading market for the Purchaser's common stock as promptly as possible, (ii) take all action reasonably necessary to continue the listing and trading of this common stock on such trading market, and (iii) comply in all material respects with the Purchaser's reporting, filing and other obligations under the bylaws or rules of such trading market.

7.5	Conduct of Business.  Except as contemplated by this
Agreement, from the date of this Agreement until the Effective Time, Purchaser will continue to operate its business in the normal course consistent with mass practice and use its commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its key employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having material business relationships with it. From the date of this Agreement until the Effective Time, Purchaser shall not amend its Articles of Incorporation, issue shares of its common stock (excepts as contemplated herein), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization or sell all or substantially all of its assets or knowingly take any action that would result in a failure to maintain the trading of its common stock on the American Stock Exchange.

7.6	Tax Free Reorganization.  Prior to the Effective Time, each
party shall use its reasonable best efforts to cause the Merger of Simonsen into Subsidiary Corp. to qualify as a reorganization within the meaning of the provisions of Section 368 of the Code and shall not knowingly take any action that would cause the Merger not to so qualify.
 Purchaser shall not knowingly take or knowingly cause Subsidiary Corp. to take any action following the Effective Time that would cause the Merger not to qualify as a reorganization under Section 368 of the Code.

7.7	Purchaser Non-Compete.  In the event that the Closing under
this Agreement shall not occur, Purchaser shall not, prior to December 31, 2006, hire any of the employees of Simonsen.
SECTION 8.  CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE
The obligation of the Purchaser hereunder to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless otherwise waived in writing by the Purchaser. All documents, instruments and opinions to be furnished by the Stockholders pursuant hereto shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

8.1	Representations and Warranties.  The representations and
warranties of the Stockholders contained herein, and in any certificate or other writing delivered pursuant hereto or in connection herewith, shall be true and correct in all respects on and as of the Closing Date.

8.2	Performance.  The Stockholders shall have duly performed or
complied with all of the covenants, acts and obligations to be performed or complied with by them hereunder at or prior to the Closing.

8.3	Liabilities.   Except for liabilities reflected on the
Financial Statements or on the Schedules hereto, and except for trade account payables incurred by Simonsen in the normal and ordinary course of Simonsen's business and normal accruals for current compensation since the last payroll date, on the Closing Date there shall not be any liabilities of Simonsen of any kind whatsoever that have a Material Adverse Effect, whether or not accrued or fixed, absolute or contingent, known or unknown, determinated or determinable, nor shall there be any condition or circumstances existing or which has existed, and no event shall have occurred which could reasonably be expected to result in any such liability, which liabilities in any such case could, individually or in the aggregate, have a Material Adverse Effect (for financial or other reasons) on the ability of Simonsen to continue to conduct its business (as presently conducted) on or after the Closing Date.

8.4	Shares.  Each of the Stockholders shall have delivered to the
Purchaser a certificate or certificates representing all of his or her Simonsen Shares, duly endorsed by such Stockholder for transfer to the Purchaser or accompanied by an assignment of such Simonsen Shares to the Purchaser duly executed by each such Stockholder, and with any applicable Shareholder transfer taxes paid by such Stockholder.

8.5	Corporate Books.  The Stockholders shall have delivered to the
Purchaser the corporate seal, corporate minute books and stock transfer records of Simonsen.

8.6	Resignations.  The Stockholders shall have delivered to the
Purchaser the written resignations of all of the officers and directors of Simonsen, effective as of the Closing on the Closing Date.

8.7	Employment Agreement.  Employment Agreements for Alan Bailey
and Lisa Bailey are attached as Exhibits D and E and made a part of this Agreement. Without the Employment Agreements the Stockholders would not be willing to enter into this transaction.

8.8	Proof of Good Standing.  The Stockholders shall have delivered to the Purchaser (i) a certified copy of the Articles of Incorporation of Simonsen, and all amendments thereto, of Simonsen; and (ii) a Certificate of Good Standing with respect to Simonsen, dated within fifteen days of the Closing Date, from the State of Iowa.

8.9	Events Subsequent to Contract Date.  Since the date of the
signing of this Contract, and except as set forth on Schedule 8.9 or otherwise agreed to by the Purchaser in writing, (a) there shall have been no adverse change in the financial condition, assets, liabilities or business of Simonsen; (b) Simonsen shall have kept its business and organization intact, shall have maintained the good will of its customers and insurance carriers with which it does business and shall have conducted its business in the same manner as at such date; (c) Simonsen shall not have received notice from any of its customers or insurance carriers with which it does business indicating a termination of business relations, the effect of which is adverse to its business; (d) there shall not have been any liabilities or obligations incurred by Simonsen other than in the ordinary course of business; (e) except for dividends or distributions which would not violate Section 3.29 hereof, no dividends, stock split or other distributions in respect of the capital stock of Simonsen shall have been declared, set side or paid, and no interest in its capital stock shall have been purchased, redeemed or otherwise acquired by Simonsen; (f) there shall not have been any sale or transfer of any assets of Simonsen or other transaction entered into other than in the ordinary course of business; (g) no loss, damage or destruction of property of a nature which would interfere with the conduct of the business of Simonsen (whether or not covered by insurance) shall have been suffered; (h) other than in the ordinary course of its business, there shall not have been any increases in salaries or other compensation payable to any officers, directors or employees of Simonsen, and there shall not have been any bonuses except the van set forth in
Section 3.7(c), termination or severance pay, or other like payments made to or authorized for any officers, directors or employees of Simonsen;
(i) no indebtedness shall have been incurred except in the ordinary course of business; and (j) there shall not have been any loan of funds or other assets of Simonsen to any person, firm, corporation, trust or other entity.

8.10	Opinion of Counsel.  The Purchaser shall have received from
the law firm of Montgomery, Barry & Bovee, of Spencer, Iowa, counsel to the Stockholders and Simonsen, an opinion of such counsel, dated the Closing Date, in form and substance reasonably acceptable to the Purchaser and its counsel, to the effect that:

(a)	Simonsen is a corporation, which is duly organized; validly
existing and in good standing under the laws of the State of Iowa.

(b)	Except as disclosed in any Schedule hereto, such counsel has no knowledge of any facts which would have a material adverse effect upon the good and marketable title of Simonsen to its assets, or which would evidence or create any lien, security interest, restriction, mortgage or encumbrance thereon.

(c)	Such counsel has no knowledge of any facts which might
indicate that the Stockholders have not duly performed and complied with all of the agreements and obligations hereunder which are to be performed or complied with by the Stockholders, respectively, at or prior to the Closing, or that conditions to the obligations of the Purchaser hereunder have not been fulfilled.

8.11	Permits.  The Stockholders shall deliver to the Purchaser the original copies of all licenses and permits affecting or relating to the Real Property.

8.12	Articles of Merger.  The Articles of Merger, in a form
substantially the same as Exhibit A, shall have been filed with the Iowa Secretary of State.

8.13	Simonsen Approval.  Simonsen shall deliver to the purchaser
copies of resolutions evidencing approval of the Merger by Simonsen's board of directors and shareholders.

8.14     Due Diligence.   The Purchaser will be satisfied, in its
sole discretion, with the outcome of its due diligence investigation of the Company, including, without limitation, the Company's ability to meet its projected financial performance.

8.15	Further Assurances.  The Stockholders shall deliver to the
Purchaser such other documents and instruments as may be reasonably required to consummate the transactions contemplated hereby.

SECTION 9.  CONDITIONS TO OBLIGATION OF STOCKHOLDERS TO CLOSE.

The obligation of the Stockholders and Simonsen to proceed with the Closing is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by the Stockholders and Simonsen.

9.1	Representations and Warranties.  The representations and
warranties of the Purchaser contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made at such time. At the Closing, the Purchaser shall deliver to the Stockholders a certificate signed by an officer of Purchaser confirming the accuracy of the preceding sentence.

9.2	Performance.  The Purchaser shall have duly performed or
complied with all of the covenants, acts and obligations to be performed or complied with by the Purchaser hereunder on or prior to the Closing Date as though such representations and warranties were made at such time. At the Closing, the Purchaser shall deliver to the Stockholders a certificate signed by an officer of Purchaser confirming the accuracy of the preceding sentence.

9.3	Articles of Merger.  The Articles of Merger, in the form
substantially the same as the form attached hereto as Exhibit A, shall have been filed with the Iowa Secretary of State.

9.4	Employment Agreements.  The Purchaser shall have executed and delivered to Alan Bailey and Lisa Bailey, Employment Agreements in substantially the same form attached hereto as Exhibits D and E respectively.

9.5	Consents.  All third party consents necessary to consummate
the transactions contemplated by this Agreement shall have been received by the parties.

9.6	Registration Rights Agreement.  The Stockholders shall have
received the Registration Rights Agreement duly executed by Purchaser.

9.7	Good Standing.  Purchaser shall have delivered to Simonsen a certificate of good standing with respect to purchaser, dated within 15 days of the closing date, from the states of Nevada and Iowa, and a certificate of good standing with respect to Subsidiary Corp., dated within 15 days of the closing date, from the state of Iowa.

9.8	Purchaser Approval.  Purchaser shall have delivered to
Simonsen copies of resolutions evidencing the approval by purchaser and Subsidiary Corp.'s board of directors and, if necessary, their shareholders.

9.9	Purchaser Shares.  Each of the Stockholders shall have
received from the Purchaser a certificate or certificates representing all of his or her Purchaser Shares as provided for in Section 2.6.

9.10	Cash Consideration.  Purchaser shall have paid to each
Stockholder, by wire transfer in immediately available funds, the Cash Consideration described in Section 2.6(c).

SECTION 10.  TERMINATION.

10.1	Mutual Termination; Termination For Non-satisfaction of
Conditions. This Agreement may be terminated and abandoned, without limiting or waiving any other rights and remedies any party may have at law or in equity, at any time prior to the consummation of the Closing on the Closing Date under the following described circumstances:

(a)	Upon the mutual written consent of the Purchaser, the
Stockholders and Simonsen.

(b)	By the Purchaser, if the Stockholders fail to timely cure or remove defects from the surveyor title commitment as set forth in
Section 6.5, by delivering written notice of such termination to the Stockholders.

(c)	By the Purchaser, if the conditions set forth in Section 8
hereof shall not be fully satisfied or waived by the Purchaser, or if the Closing shall not have occurred on or before April 30, 2005.

(d)	By the Stockholders or Simonsen, if the conditions set forth in Section 9 hereof shall not be fully satisfied or waived by the Stockholders and Simonsen, or if the Closing shall not have occurred on or before April 30, 2005.

(e)	By either party, in the event that the other party fails to
perform or observe any of the covenants or obligations to be performed or observed by the other party under this Agreement, or in the event that the other party shall breach any of their representations or warranties contained in this Agreement. In such case, the non-breaching party shall be entitled to any and all rights and remedies available at law or in equity, including, without limitation, specific performance and injunctive relief, all of which shall be cumulative.

10.2	Environmental Inspections; Termination.  Upon reasonable
notice to Simonsen, from the date hereof until the Closing, the Purchaser and its representatives shall have the right to enter Simonsen's Real Property and to make such environmental studies of Simonsen's Real Property as the Purchaser deems reasonable, including, without limitation, soil tests and asbestos inspections (the "Environmental Studies"). If the Purchaser, in its sole discretion, finds the results of any of the Environmental Studies to be objectionable for any reason, the Purchaser may terminate this Agreement by sending written notice thereof to the Stockholders prior to the Closing, in which event this Agreement shall be null and void. Upon reasonable notice to Purchaser, from the date hereof until the Closing, the Simonsen and its representatives shall have the right to enter Purchaser's Real Property and to make such environmental studies of Purchaser Real Property as Simonsen deems reasonable, including, without limitation, Environmental Studies. If Simonsen, in its sole discretion, finds the results of any of the Environmental Studies to be objectionable for any reason, Simonsen or the Stockholders may terminate this Agreement by sending written notice thereof to the Purchaser prior to the Closing, in which event this Agreement shall be null and void.

SECTION 11.  INDEMNIFICATION AND SURVIVAL.

11.1	Indemnification of the Purchaser by the Stockholders.  The
Stockholders agree to jointly and severally indemnify, defend, and hold the Purchaser, Subsidiary Corp. and their respective officers, directors and shareholders, and their respective heirs, executors, personal representatives, successors and assigns (each, a "Purchaser Indemnified Party"), harmless from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees and accounting fees) ("Losses") incurred by any Purchaser Indemnified Party with respect to, in connection with, arising from, or alleged to result from, arise out of, or in connection with:

(a)	A breach of any representation or warranty made by the
Stockholders and contained in this Agreement or in any certificate or other document delivered by such Stockholder to the Purchaser hereunder; and

(b)	A breach of any covenant, restriction or agreement made by or applicable to the Stockholders and contained in this Agreement or in any certificate or other document delivered by the Stockholders to the Purchaser hereunder.


11.2	Indemnification of the Stockholders.  The Purchaser shall
indemnify, defend and hold the Stockholders and their respective heirs, executors, personal representatives, successors and assigns, harmless from and against any and all costs, expenses, losses, damages, fines, penalties or liabilities (including, without limitation, interest that may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees and accounting fees) incurred by any of such parties with respect to, in connection with, arising from, or alleged to result from, arise out of, or in connection with:

(a)	A breach by the Purchaser of any representation or warranty
made by the Purchaser and contained in this Agreement or in any certificate or other document delivered by the Purchaser to the Stockholders hereunder; and

(b)	A breach by the Purchaser of any covenant, restriction or
agreement made by the Purchaser or applicable to the Purchaser and contained in this Agreement or in any certificate or other document delivered by the Purchaser to the Stockholders hereunder.

11.3	Procedure for Indemnification.

(a)	The party which is entitled to be indemnified hereunder (the
"Indemnified Party") shall promptly give notice hereunder to the indemnifying party after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party because of the terms of this Section 11 and, if such indemnity shall arise from the claim of a third party, shall permit the indemnifying party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the indemnifying party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an indemnifying party to notify an Indemnified Party of its election to defend any such claim or action by a third party within twenty-one days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action.

(b)	If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnifying party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. Anything herein to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

(c)	If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claims or litigation in such manner as it deems appropriate, and unless the indemnifying party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified party may settle such claim or litigation on such terms as it may deem appropriate and the indemnifying party shall promptly reimburse the Indemnified party for the amount of such settlement and for all damage incurred by the Indemnified party in connection with the defense against or settlement of such claim, or litigation.

(d)	The indemnifying party shall promptly reimburse the
Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

11.4	Survival.  All covenants and agreements of any party hereto
set forth herein shall survive the Closing. Further, all representations and warranties in this Agreement or pursuant hereto or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall remain in effect for a period of two years after the Closing provided that, (i) any representations or warranties made pursuant to Section 3.20 shall remain in effect for a period of five years after the Closing, (ii) any representations and warranties made pursuant to Section 3.17 shall remain in effect for a period of five years after the Closing, and (iii) any representation or warranty which is not true when made and which is made fraudulently or with intent to defraud or mislead shall survive such periods. The indemnification obligations contained in this Section 11 shall terminate on the expiration of the applicable survival periods set forth in this
Section 11.4; provided, however, that such indemnification obligations shall not terminate with respect to a particular matter as to which, before the expiration of such survival period, the party seeking indemnification has made a claim by delivering written notice of such claim to the other party or parties. The parties agree that, notwithstanding any right of the parties to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, indemnities, covenants and agreements of the other party contained in this Agreement and on the accuracy of any document, certificate or exhibit given or delivered to such party pursuant to the provisions of this Agreement.

11.5	Limitations on Amount.  The Purchaser Indemnified Parties
shall not be entitled to receive any indemnification payment with respect to any claims for indemnification under Section 11 until the aggregate Losses for which such Purchaser Indemnified Parties would be otherwise entitled to receive indemnification exceed $300,000 (the "Deductible"), and then only to the extent that such aggregate Losses exceed the Deductible.

11.6	Tax Effect.  The indemnification obligations under this
Agreement of an indemnifying party shall be adjusted so as to give effect to the present value of the amount of tax benefits actually received (or to be received as the result of a loss carry forward) by the Indemnified Party with respect to the event giving rise to the claim.

11.7	Insurance Effect.  The indemnification obligations under this
Agreement of an indemnifying party shall be adjusted so as to give effect to any amounts actually and irrevocably recovered by the Indemnified Party under then applicable existing policies of insurance for the benefit of the Indemnified Party that provide insurance coverage against such claims; provided, however, that the indemnifying party shall be liable to the Indemnified Party for (i) reasonable attorneys' fees and expenses and other out-of-pocket costs of the Indemnified Party incurred in connection with the Indemnified Party's collection of such coverage, which are not otherwise actually recovered by the Indemnified Party; (ii) the cost to the Indemnified Party of any deductible, retention, or co-payment amount with respect to such coverage; and (iii) amounts in excess of applicable policy coverages.

11.8	Exclusive Remedy.  Except in a case of actual fraud, the
rights of indemnification under this Section 11 shall be the sole remedy of the parties with respect to any breach of a representation or warranty set forth in this Agreement.

SECTION 12.  MISCELLANEOUS.

12.1	Disclosure.  Each matter disclosed by the Stockholders in the
Schedules hereto shall be deemed a disclosure for that matter and all other matters in this Agreement. No representation or warranty by the Stockholders or Purchaser herein or any statement by the Stockholders or Purchaser in the Exhibits or Schedules hereto or in any other document furnished or to be furnished to the other party pursuant hereto, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

12.2	Written Agreement to Govern.  This Agreement sets forth the
entire understanding and supersedes all prior and contemporaneous oral or written agreements among the parties hereto relating to the subject matter contained herein, and merges all prior and contemporaneous discussions among them. No party hereto shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party.

12.3     Tax Advice.   The parties hereto expressly agree and affirm
that they have not relied on tax advice from the other and each party has had independent counsel and independent tax advice with respect to the tax consequences of this transaction.

12.4	Severability.  The parties hereto expressly agree that it is not the intention of any party hereto to violate any public policy, statutory or common laws rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision as applied to any fact or circumstance, such articles, sections, sentences, words, clauses or combinations thereof shall be modified to the minimum extent necessary to render it valid, and it shall not affect any other provision of this Agreement or the same provisions applied to any other fact or circumstance, and the remainder of this Agreement shall remain binding upon the parties hereto.

12.5	Notices.  Any and all notices and other communications
necessary or desirable to be served hereunder shall be either personally delivered or sent by telecopy, prepaid same-day or overnight delivery service, proof of delivery requested, or United States certified or registered mail, postage prepaid, return receipt requested, addressed as follows:
(a)	If to the Stockholders: to such address listed beneath such
Stockholder's name on Exhibit B attached hereto.
With a copy to:

Attn: Richard J. Barry
Montgomery, Barry & Bovee
P.O. Box 500
Spencer, Iowa 51301
Facsimile: 712-262-5590

If to the Purchaser:

Attn: Ronald Hickman
Cycle Country Accessories Corp.
2188 Hwy 86
P.O. Box 239
Milford, Iowa
Facsimile: 712-338-2601

With a copy to:

Attn: William J. Sanderson
Sanderson Law Office
703 - 1st Ave. S.
Estherville, Iowa 51334
Facsimile: 712-362-3240

or to such other address or addresses as any party hereto may designate for itself from time to time in a written notice served upon the other parties hereto in accordance herewith. Any notice sent as herein above provided shall be deemed delivered upon receipt or refusal of delivery, except in the case of certified or registered United States mail which shall be deemed delivered on the fifth business day next following the postmark date which it bears.

12.6	Currency.  All monetary amounts expressed in this Agreement
and all payments required by this Agreement are and shall be in United States dollars.


12.7	Counterparts.  This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

12.8	Law to Govern.  The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Iowa without regard to its conflict of laws rules.

12.9	Arbitration.   With regards to any and all actions, suits,
proceedings, claims, demands arising out of this Agreement the following procedure shall govern any such claims. The party seeking recourse shall promptly give written notice to the party from whom recourse is being sought of their claim. The written notice shall specify to the extent known the factual basis for the claim and the amount of the claim. The parties agree that during the thirty (30) day period following the date of the notice, they will attempt in good faith to resolve any claim and in the event they are unable to resolve the claim they agree to submit said claim to binding arbitration. The parties shall jointly appoint an arbitrator mutually acceptable to the parties and the arbitrator thus appointed shall settle the dispute. If the parties are unwilling or unable to concur in our agree upon the appointment of an arbitrator for any reason, application may be made by any party to a court of competent jurisdiction in the State of Iowa for the appointment of an arbitrator. The arbitration shall be conducted in Spirit Lake, Iowa, pursuant to the local rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon all parties. The expense of such arbitration including, without limitation, the fee of the arbitrator, shall be paid in proportion to the parties' obligations as determined by the arbitrator. Enforcement of such arbitrator's decision shall be pursuant to Chapter 679A, Code of Iowa.

12.10	Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12.11	Further Assurances.  At any time on or after the Closing, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated by this Agreement or otherwise to carry out the purpose of this Agreement.

12.12	Gender, Number and Headings.  The masculine, feminine or
neuter, pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. References to the Stockholders shall also be a reference to each such Controlling Stockholder individually. The headings in this Agreement are inserted for convenience or reference only and are not apart of this Agreement.

12.13	Schedules and Exhibits.  The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by such references as if fully set forth in the text hereof.

12.14	Waiver of Provisions.  The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of .any other provision, term, covenant, representation or warranty of this Agreement.

12.15	Expenses.  Except as otherwise expressly provided herein, the
Purchaser and Simonsen shall bear their own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, accountants and consultants ("Professional Fees"). Purchaser and Simonsen shall each pay their respective Professional Fees at or prior to the Closing.

12.16	Recitals.  The recitals set forth above on the initial page of this Agreement are incorporated herein by this reference, and this Agreement shall be construed in light thereof.

12.17	Knowledge of the Stockholders.  For purposes of this
Agreement, the knowledge of the Stockholders shall be deemed to include the actual knowledge of each of the Stockholders or any of them. The knowledge of Purchaser shall mean the actual knowledge of any officer or director of Purchaser.

12.18	No Third Party Beneficiaries.  This Agreement is made solely for the benefit of the parties hereto and shall not give rise to any rights of any kind to third parties.

12.19	Tax Matters.  The following provisions shall govern the
allocation of responsibility as between the Stockholders and the Purchaser for certain Tax matters following the Closing. Stockholders and Purchaser agree to execute all documents necessary to effectively elect to allocate the income earned by Simonsen from January 1, 2005 to the Closing in this manner.

(a)	The parties acknowledge that the subchapter S election
currently in effect for Simonsen will be terminated as of the consummation of the Merger. The income of Simonsen for the period commencing January 1, 2005 and ending as of the date of the Closing will be included in the tax returns of the Stockholders. The income generated by Surviving Corporation following the date of Closing will be included in the Purchaser's tax returns.

(b)	The Stockholders shall prepare or cause to be prepared and
file or cause to be filed all tax returns for Simonsen for all periods ending on or prior to the Closing Date which are filed after the Closing Date and shall pay all Taxes due with respect to such tax returns. The Stockholders shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent required by applicable law, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their tax returns in a manner consistent with the Schedule K-1s prepared for the Stockholders for such periods.


IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date and year first above written.
CYCLE COUNTRY ACCESSORIES CORP.

By:
Its:


CYCLE COUNTRY ACCESSORIES
CORPORATION, an Iowa Corporation

/s/  Ronald C. Hickman
----------------------
By:  Ronald C. Hickman
Its: Principal Executive Officer,
     President and Director


SIMONSEN IRON WORKS, INC.

/s/  David Bailey
---------------------
By:  David Bailey
Its: CEO

*STOCKHOLDERS*


/s/ David Bailey
-----------------
David Bailey

/s/ Joan Bailey
-----------------
Joan Bailey


/s/ Alan Bailey
-----------------
Alan Bailey


/s/ Lisa Bailey
-----------------
Lisa Bailey

Exhibit A Articles of Merger

Simonsen Iron Works, Inc.(an Iowa corporation)with and intoCycle
Country Accessories Corporation(an Iowa corporation)
Pursuant to Section 490.1104 of the Iowa Business Corporation Act
(the "Act"), the undersigned corporations, Simonsen Iron Works, Inc., an Iowa corporation (the "Merging Corporation") and Cycle Country
Accessories Corporation, an Iowa corporation (the "Surviving Corporation" and together with the Merging Corporation, the "Constituent
Corporations"), hereby adopt the following Articles of Merger.

FIRST:	The names of the corporations participating in the merger
are as follows:
Name of Corporation
Cycle Country Accessories Corporation
Simonsen Iron Works, Inc.

SECOND:	The surviving corporation of the merger is Cycle Country
Accessories Corporation and such corporation is to be governed by the laws of the State of Iowa.

THIRD:	The plan of merger was duly approved by the shareholders
of both of the Constituent Corporations in the manner required by the Act and the Articles of Incorporation of each of the Constituent
Corporations.

FOURTH:	The merger is to be effective upon the filing of these
Articles with the Iowa Secretary of State.

IN WITNESS WHEREOF, these Articles of Merger have been executed by each Constituent Corporation this _______________, 2005.
Cycle Country Accessories Corporation	Simonsen Iron Works, Inc.

By:						By:

Its:						Its:

THE SURVIVING CORPORATION

Exhibit B

Simonsen Stockholder Share Ownership


Name                     Shares Owned              % Ownership
David Bailey
1209 Country Club Lane
Spencer, IA 51301           11                        27.5%

Joan Bailey
1209 Country Club Lane
Spencer, IA 51301           11                        27.5%

Alan Bailey
1700 Country Club Lane
Spencer, IA 51301           12                        30.0%

Lisa Bailey
1700 Country Club Lane
Spencer, IA 51301            6                        15.0%

Total:                      40                       100%